Exhibit 99.1

         iGATE CORPORATION REPORTS 2006 FIRST-QUARTER FINANCIAL RESULTS

    Consolidated Revenues Increase 10.3%, Excluding Sold Canadian Subsidiary;
       iGS Subsidiary Reports Highest Quarterly Revenue Level Since 2003,
                               Adds 349 Employees

     PITTSBURGH, May 4 /PRNewswire-FirstCall/ -- iGATE Corporation, (Nasdaq:
IGTE), a global provider of IT and BPO services, today announced its first-quarter 2006 financial results for the period ended March 31, 2006.

     (Logo: http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO)

     First-Quarter Highlights

     - Consolidated revenues, excluding the sold Canadian staffing operation, increased 10.3% year-over-year and 6.6% sequentially.
     - iGATE Global Solutions ("iGS") revenues increased 17.0% year-over-year and 6.0% sequentially.
     - iGATE Professional Services ("iPS") revenues, excluding revenues associated with the sold Canadian staffing operation, increased 1.9% year-over-year and 6.7% sequentially.
     - Adopted FAS 123(R) and recorded $0.7 million in incremental stock compensation expense.
     -    iGS added 8 new clients, including 5 Global 2000 companies.
     - iGS improved its offshore/onsite billing volume ratio to 73:27 compared with 66:34 a year earlier.
     - iGATE Corporation added 2 new board members, Mr. Goran Lindahl and Mr. Phaneesh Murthy, bringing to 7 the total number of board members, 4 of whom are independent.

     First-Quarter Results

     Revenues:

     First-quarter consolidated revenues were $67.7 million versus $69.6 million in the same period last year and $68.4 million in the fourth-quarter of 2005. The revenue decline was due to lower revenues in the iPS segment due to the sale of its Canadian operations in November 2005. This operation contributed $8.2 million to revenues in last year's first-quarter and $4.9 million in the fourth-quarter of 2005. Excluding revenues from the sold Canadian staffing operation, consolidated revenues increased 10.3% from the same period last year and increased 6.6% sequentially.

     First-quarter revenues in the iGS segment increased 17.0% year-over-year and 6.0% sequentially. This revenue increase was due to higher billing volumes, as projects for clients added during the past 24 months continued to expand, and an increase in billable headcount. The revenue increase, however, was tempered by lower utilization rates due to the addition of 349 employees during the quarter.

     First-quarter revenues in the iPS segment, excluding revenues from the sold Canadian staffing operations, increased 1.9% from the same period last year and 6.7% sequentially. This improvement was due primarily to the initiation of several new projects and higher billing rates on these new projects.

     Gross Margin:

     Consolidated gross margin increased to 25.4% compared with 24.7% in the same period last year, and declined from 26.3% in the previous quarter. The iGS segment gross profit margin for the first-quarter declined to 27.2% from 29.1% in the same period last year and from 31.4% in the sequential quarter. The iGS sequential gross margin decline was due primarily to higher direct costs from wage increases, lower utilization rates, and a charge for stock compensation expense of $0.4 million related to the adoption of FAS 123 (R).

     The iPS segment gross profit margin improved to 22.6% from 20.8% in the same period last year and from 20.7% in the sequential quarter. This improvement was due primarily to the sale of the Company's lower margin Canadian operation and higher margins on new placement activity.

     S,G&A:

     Selling, general and administrative (S,G&A) expense declined to $16.9 million from $17.2 million in the same period last year, but increased from $15.7 million in the fourth-quarter of 2005. The sequential increase was due to a recovery of bad debt expense of $0.9 million recorded in the fourth- quarter of 2005 and $0.3 million for the adoption of FAS 123 (R) related to stock compensation expense in the first-quarter of 2006.

     S,G&A expense in the iGS segment declined to 27.1% of revenues from 28.4% in the same period last year and 27.3% in the fourth-quarter 2005. The improvement was due primarily to the Company's continued cost rationalization initiatives, including shifting onsite support resources to India.

     S,G&A expense for the iPS segment increased to 13.1% of revenues from 12.9% in the same period last year and from 11.5% in the sequential quarter. The sequential increase was due primarily to a recovery of bad debt expense in the fourth-quarter of 2005.

     Operating Income:

     Income from operations improved to $0.3 million compared to breakeven in the same period last year, but declined from operating income of $2.8 million in the fourth-quarter of 2005.

     Operating income for iGS declined to $0.1 million from $0.2 million in the same period last year and from $1.5 million in the sequential quarter. The decline was largely the result of the previously mentioned issues that lowered first-quarter gross profit margins.

     Operating income for iPS declined to $2.8 million from $2.9 million in the same period last year and from $3.4 million in the fourth-quarter of 2005. The sequential decline was due to the recovery of bad debt expense recorded in the 2005 fourth-quarter.

     Net Income:

     The Company reported first-quarter net income of $1.1 million, or $0.02 per diluted share, compared with a net income of $1.3 million, or $0.03 per diluted share, in the same period last year and net income of $5.0 million, or $0.10 per diluted share, in the fourth-quarter of 2005. The 2006 first- quarter net income included a significant income contribution from a favorable mark to market gain on our hedging of the Indian Rupee against the U.S. Dollar. Last year's first-quarter included a net tax benefit of $1.9 million primarily related to the favorable outcome of an IRS tax audit for the years 1999 through 2001. Net income for the fourth-quarter of 2005 included a pretax $0.5 million restructuring charge reversal, a pretax $2.1 million loss on venture investments and affiliated companies, and a pretax $5.5 million gain on sale of stock in subsidiaries. These items benefited fourth-quarter 2005 net income by $3.9 million on an after tax basis.

     General Comments:

     "We are pleased to report strong sequential revenue growth in both our key business units as well as a profitable first-quarter for the first time in two years," stated Sunil Wadhwani, Chief Executive Officer and co-founder of iGATE Corporation. "We remain optimistic about our growth prospects because we are more confident in the quality and opportunities of our current client relationships as we have shifted to serving the larger Global 2000 companies. In addition, we have completed our client rationalization initiative and our offshore-to-onsite ratio is among the best in the industry and in the range we want to maintain. However, wage pressures and a tight labor market in India continue to persist."

     Ashok Trivedi, President and co-founder of iGATE Corporation stated, "We are pleased that our primary business strategy of targeting larger Global 2000 companies is producing good results. During the quarter, iGS added 5 more Global 2000 companies. The larger clients added during the past 24 months are now contributing significantly to our revenue stream and the revenues and volumes generated from our top 10 clients continues to grow. We believe this validates the fundamental shift that we made in our business strategy."

     Operating Segment Highlights

     iGATE Global Solutions (iGS)

     - First-quarter revenues increased to $38.3 million from $36.1 million in the fourth-quarter and from $32.7 million in last year's first-quarter.
     -    Added 8 new clients, 5 of which are Global 2000 companies.
     - Offshore/onsite billing volume ratio improved to 73:27 compared with 66:34 in the prior year period and 71:29 in the sequential quarter.
     - Offshore revenues contributed 45.6% to total first-quarter IT services revenue compared with 43.3% in the fourth-quarter.

     - Added 349 employees during the first-quarter including 318 who are billable. As of March 31, 2006, the iGS total headcount was 5,152.
     - Promoted Sumit Ganguli to Chief Sales Officer from his previous role as Senior Vice President.
     - Established an Enterprise Resource Planning (ERP) Center of Excellence at its Hyderabad, India software development facility. The center will focus on the Company's growing systems integration, business intelligence, and ERP testing services.

     iGATE Professional Services (iPS)

     - First-quarter revenues declined to $29.0 million from $32.1 million in the fourth-quarter due primarily to the sale of the Company's Canadian professional services operation. The Canadian operation generated revenues of $4.9 million in the fourth-quarter.
     -    Added 25 consultants during the first-quarter.
     - Added several new clients, including 3 in the Business Intelligence space.

     Cash Flow & Balance Sheet

     Net cash flow provided from operations for the first-quarter ended March 31, 2006, improved to $0.2 million compared with net cash used of ($4.5) million in the same period last year.

     Depreciation and amortization expense was $2.9 million in the first-quarter and capital expenditures were $2.6 million in the quarter.

     The Company continues to maintain an exceptionally strong balance sheet. At March 31, 2006, the Company had $74.5 million in cash and short-term investments and no outstanding borrowings.

     Outlook

     "The market for offshore-based IT and Business Process Outsourcing (BPO), services remains very strong and our portfolio of clients is robust and among the best quality in our history," said Mr. Wadhwani. "We expect revenue growth to strengthen as more clients are added, as projects with existing clients expand and as our new service offerings gain more traction. With our offshore-to-onsite ratio at an all-time high, we expect revenue growth to flow more quickly to our bottom line. We have implemented an additional wage increase at our iGS subsidiary in April 2006 and continue to face the tight labor market challenge in India, but expect revenue growth and operating income for 2006 to exceed the levels we achieved last year."

     Conference Call

     iGATE will host a telephone conference call to discuss the Company's first-quarter financial results on Thursday, May 4, 2006 at 10:00 a.m. EDT. A live webcast of this conference call will be available on the Company's website, www.igatecorp.com. Simply click on the investor relations section and follow the links to the live webcast. The webcast will remain available for replay through May 11, 2006.

     About iGATE Corporation

     Pittsburgh, Pennsylvania-based iGATE Corporation (Nasdaq: IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary, iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

     The Company services more than 300 clients across five continents. Clients rely on iGATE for high quality service, responsiveness, and cost- effective global reach. More information about iGATE is available at http://www.igatecorp.com

     Forward-Looking Statements

     Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the Company's financial, growth and liquidity projections as well as statements concerning the Company's plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the Company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the Company's ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company's customers to reduce their spending for its services, the Company's ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005.

                                iGATE Corporation
                        Consolidated Statements of Income
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                   Three Months ended
                                           ----------------------------------
                                            March 31, 2006    March 31, 2005
                                           ---------------    ---------------
Revenues                                   $        67,696    $        69,601

Cost of revenues (1)                                50,514             52,404

Gross margin                                        17,182             17,197

Selling, general and administrative (2)             16,882             17,229

Income (loss) from operations                          300                (32)

Other income (expense), net                          1,431               (286)

Minority interest                                     (145)               (84)

Equity in income (losses) of
 affiliated companies                                   65               (117)

Income (loss) before income taxes                    1,651               (519)

Income tax expense (benefit)                           568             (1,863)

Net income                                 $         1,083    $         1,344

Net earnings per common share,
 Basic:                                    $          0.02    $          0.03

Net earnings per common share,
 Diluted:                                  $          0.02    $          0.03

Weighted average common shares
 outstanding, Basic                                 52,841             52,479

Weighted average dilutive common
 equivalent shares outstanding                      53,151             52,723

(1)  2006 includes SFAS 123(R) stock compensation expense of $0.4 million
(2)  2006 includes SFAS 123(R) stock compensation expense of $0.5 million
                                iGATE CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (dollars in thousands)

                                              March 31,         December 31,
                                                2006               2005
                                             (unaudited)         (audited)
                                           ---------------    ---------------
              ASSETS
Current assets:
     Cash and cash equivalents             $        43,418    $        45,837
     Short term investments                         31,125             30,798
     Accounts receivable, net                       49,553             49,479
     Prepaid and other current assets                7,130              7,237
     Prepaid income taxes                            1,461              1,060
     Deferred income taxes                             783              1,058
           Total current assets                    133,470            135,469

Investments in unconsolidated
 affiliates                                          1,127              1,050
Land, building, equipment and
 leasehold improvements, net                        29,101             28,539
Goodwill                                             8,975              8,851
Intangible assets, net                               2,996              3,565

           Total assets                    $       175,669    $       177,474

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                      $         5,133    $         5,958
     Accrued payroll and related costs              14,133             16,304
     Other accrued liabilities                       7,098              8,163
     Restructuring reserve                           1,595              2,355
     Deferred revenue                                  365                362
           Total current liabilities                28,324             33,142

     Restructuring reserve                           2,289              2,422
     Other long term liabilities                       311                422
     Deferred income taxes                           9,649              9,718
           Total liabilities                        40,573             45,704

     Minority interest                              15,290             14,098

Shareholders' equity:
     Common Stock, par value $0.01
      per share                                        539                538
     Additional paid-in capital                    161,990            162,278
     Retained deficit                              (28,658)           (29,741)
     Deferred compensation                               -             (1,119)
     Common stock in treasury, at
      cost                                         (14,714)           (14,714)
     Accumulated other comprehensive
      income                                           649                430
           Total shareholders' equity              119,806            117,672
           Total liabilities and
            shareholders' equity           $       175,669    $       177,474

                                                     iGATE
                                                     Profes-
                                        iGATE         sional        iGATE
Three Months Ended March 31, 2006     Solutions      Services     Corporate       Total
-----------------------------------   ----------    ----------    ----------    ----------
External revenues                     $   38,258    $   29,007    $      431    $   67,696
Cost of revenues                          27,837        22,460           217        50,514
Gross margin                              10,421         6,547           214        17,182
Selling, general and administrative       10,357         3,793         2,732        16,882
Income (loss) from operations         $       64    $    2,754        (2,518)          300
Other income, net                                                      1,431         1,431
Minority interest                                                       (145)         (145)
Equity in income of affiliated
 companies                                                                65            65
(Loss) income before income taxes                                 $   (1,167)   $    1,651

SOURCE  iGATE Corporation
     -0-                             05/04/2006
     /CONTACT: Michael J. Zugay, Sr. Vice President & CFO of iGATE Corporation, +1-412-787-9590, or mzugay@igate.com/
     /Photo:  http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
     /Web site:  http://www.igatecorp.com /